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                                                                    Exhibit 99.1

November 28, 2001

Mr. Hugh M. Morgan AO
Chief Executive Officer
WMC Limited
Level 16, IBM Centre
60 City Road
Southbank, Victoria 3006
Australia

Dear Hugh:

In the wake of your November 21 announcement and accompanying media coverage, we believe it is necessary to make some clarifying comments.

Alcoa and WMC have enjoyed a 40-year partnership. We have every intention of dealing with the current situation consistently with that history of goodwill and mutual benefit. If WMC's current demerger proposal achieves the superior market value for WMC shareholders you foresee, we would commend you. It is certainly our view that the marketplace is the ultimate arbiter of value. Let us remind you, however, that Alcoa has been telling you since May of its willingness to provide cash and Alcoa shares (as you requested) to WMC shareholders in a price range of A$ 10 per share, and that this opportunity to maximize value for your shareholders in the short-term has been steadfastly resisted. Accordingly, Alcoa will turn its attention to other growth initiatives elsewhere in the world.

Your Chairman's letter of November 21 deals at some length with Alcoa's acquisition proposal, Alcoa's motivation for making the proposal, Alcoa's intentions in a number of different scenarios and the terms of Alcoa's AWAC venture with WMC. Our own statement on those subjects is necessary, especially in light of the unfortunate characterization of our proposal as "opportunistic." Let me begin with a brief recitation of recent history.

In early 2001, WMC commissioned Grant Samuel to prepare an independent valuation of WMC. WMC explained this was necessitated by your membership on the boards of both Alcoa and WMC. As requested, we provided all AWAC information required by Grant Samuel in the early spring.

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In April of this year, you and Don Morley broached the subject of giving Alcoa confidential WMC information with which it could assess its willingness to make an offer for all of WMC. In May WMC created a data room for Alcoa and invited us to develop an informed viewpoint on the range of values for WMC in a change of control transaction. Alcoa dedicated substantial human resources and two weeks to this project. You and Ian Burgess visited us in New York on May 25 to discuss the results of our valuation review. We expressed the opinion that WMC was then rather "fully priced" in the market. WMC was then trading in the range of A$
9.50 - A$ 9.65, up from A$8.03 at the end of March.

During the discussions surrounding Alcoa's WMC valuation study we told you we were prepared to discuss acquiring WMC's minority interest in AWAC and explained that Alcoa's valuation of all of WMC was necessarily influenced by its inability to justify paying a control premium for assets it already controlled. You said in April that WMC was unwilling to discuss such a transaction, and you informed us in writing in June that WMC believed a disposition of its AWAC investment was not in WMC's best interest.

On August 1, I was invited to come and address your Board personally concerning the possibility of a business combination between our two companies. In mid-August we agreed I would attend your Board's September 19 meeting. Just prior to September 11, we reaffirmed to you that our price thinking had not really changed since our May meeting. The tragedy of September 11 intervened, and we agreed to defer our meeting. Shortly thereafter, I was advised October 9-10 would be a convenient time for WMC's Board to receive a presentation. On October 9 two colleagues and I met with your Board in Melbourne and made a presentation which included an acquisition proposal. We also gave you a letter summarizing that proposal.

Our letter contained several points of importance. First it stated our willingness to acquire all outstanding shares of WMC for cash at a price of A$
9.75 per share, which was a 28% premium over the level at which WMC shares had closed the day before and a 19% premium over their trailing 12-month average closing price. Our price proposal was entirely consistent with our position as stated in May, prior to scheduling my meeting with you, and as reaffirmed in September, prior to its rescheduling. Second, in reply to WMC's request, our letter confirmed we would refine our proposal to include Alcoa shares as part of the consideration

Shortly after our presentation, we accepted your request to reconvene and to negotiate the economics of our price proposal. As a result we increased our proposal to A$ 10.00 plus WMC's year-end dividend -- whether the transaction closed before its payment or not. WMC advised Alcoa by letter the next day the Board was not prepared to

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recommend our offer and WMC was proceeding "to actively review the alternatives available to us to maximise value for our shareholders." The letter also said you "would, of course, be pleased to consider any further proposal" Alcoa wished to make.

Upon our return to the US, you called me to continue discussing price. In the course of several conversations on the evening of October 11 (NY time) Alcoa responded with an oral proposal of A$ 10.20 (assuming no year-end dividend were paid to the WMC shareholders), subsequently confirmed in writing. You advised me that if an offer of A$ 10.20 were made and no higher offer were available and, further, if the A$ 10.20 offer could be "reconciled" with WMC's independent expert's report, the Board would recommend the offer. For our part, Alcoa kept its proposal on the table for more than a month while WMC ran five data rooms seeking higher offers and while its independent expert completed a report originally begun early in 2001. It bears emphasis that Alcoa's October 9 acquisition proposal letter had expressly noted "[Alcoa's] willingness to proceed without any inhibition to [WMC's] ability to test our proposal elsewhere in the marketplace . . . ."

Against this background and long history, it is simply untrue to call our proposal "opportunistic." We have made every effort to be forthright, fair and accommodating and see no basis for contending we have not succeeded. We also protest your characterization of our proposal because it was based on our own differing valuation analysis. We further think it unwarranted because your solicitation process has not produced any proposals superior to Alcoa's, as you acknowledge.

For the record, I would like to briefly tell you our views on valuation. The Grant Samuel report concludes that WMC is worth between A$ 11.18 and A$ 12.91. Without addressing other issues in the report, we believe the report fails to account for the following material factors.

First, the value of WMC's interest in AWAC (A$ 7,255 to A$ 8,039) reflects multiples and discount rates that could only be justified if WMC controlled and managed AWAC, owned 100% unfettered access to its cash flows and could freely transfer the business in its entirety at anytime to anyone. In fact, WMC only holds a 40% minority interest which is subject to Alcoa's virtually complete control, is subject to an absolute prohibition on transfers to a certain class of buyers and is further subject to Alcoa's right of first refusal in the event of a proposed transfer to any buyer. On the subject of dividends WMC has a vote if AWAC proposes to distribute less than 30% of annual net income, but not otherwise. Moreover, Alcoa's control and management rights will remain completely unaffected by your proposed demerger. Whatever one thinks about the value of AWAC as a freestanding enterprise, these very real influences on value are

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manifestly not taken into account. JP Morgan apparently neglected to take appropriate account of these factors as well.

Second, Grant Samuel's valuation of WMC's non-AWAC assets plainly depends upon individual acquisition values attributed to those assets -- Olympic Dam, Nickel and Fertilizer. However, those acquisition values do not reflect any taxes that would be payable by their corporate owner if they were to be sold for the value assigned.

In the wake of publicity generated by your demerger proposal, there is excessive speculation and general misunderstanding about Alcoa's role in this process and Alcoa's position with respect to WMC. We have unfortunately concluded that the only effective course of action is to release this letter. We believe this should provide greater clarity for our shareholders, your shareholders and the investing public. For similar reasons, we have filed the Strategic Council Charter and other relevant shareholder agreements in a filing on Form 8-K with the SEC and a comparable filing with the ASX, which, under the circumstances, we believe are legally prudent and probably legally required.

In the meantime, our Australian operations will continue to be an important part of our company's focus and we and our employees are confident our future role in Australia's economy will be as strong as it has been in the past. We also look forward to working with WMC as we have done successfully over more than four decades.

With best personal regards,






Alain J. P. Belda